UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _5_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                IMAGEX.COM, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    45244D102
                    -----------------------------------------
                                 (CUSIP Number)


                                  April 9, 2003
                    -----------------------------------------
            (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45244D102                                           Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta California Partners II, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Daniel Janney
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                           Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                          Page 10 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-                  Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Exit Filing 0 %      Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 11 of 16 Pages

Item 1.

(a) Name of Issuer: ImageX.com, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  10210 NE Points Drive, Suite 200
                  Kirkland, WA 98033


Item 2.           Please see Attachment A

(a) Name of Person Filing:

    Alta Partners ("AP")
    Alta California Partners II, L.P. ("ACPII")
    Alta California Management Partners II, LLC. ("ACMPII")
    Alta Embarcadero Partners II, LLC ("AEPII")
    Jean Deleage ("JD")
    Garrett Gruener ("GG")
    Dan Janney ("DJ")
    Alix Marduel ("AM")
    Guy Nohra ("GN")

 (b) Address of Principal Business Office:

    One Embarcadero Center, Suite 4050
    San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


    Entities:         AP       -       California
                      ACPII    -       Delaware
                      ACMPII           Delaware
                      AEPII            California

    Individuals:      JD               United States
                      GG               United States
                      DJ               United States
                      AM               United States
                      GN               United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 45244D102

Item 3.  Not applicable.

                                                             Page 12 of 16 Pages

Item 4         Ownership.

   Exit Filing --- The entities affiliated with Alta Partners are no longer 5% shareholders due to the merger of ImageX.com, Inc. and Kinko's Inc.

                             Please see Attachment A
------- ---------------------------- ------- ------- -------- ------- ---------


                                        AP    ACPII   ACMPII   AEPII      JD
------- ---------------------------- ------- ------- -------- ------- ---------


(a)     Beneficial Ownership           -0-     -0-      -0-     -0-      -0-
------- ---------------------------- ------- ------- -------- ------- ---------


(b)     Percentage of Class             0%      0%      0%       0%       0%
------- ---------------------------- ------- ------- -------- ------- ---------


(c)     Sole Voting Power              -0-     -0-      -0-     -0-      -0-
------- ---------------------------- ------- ------- -------- ------- ---------


        Shared Voting Power            -0-     -0-      -0-     -0-      -0-
------- ---------------------------- ------- ------- -------- ------- ---------


        Sole Dispositive Power         -0-     -0-      -0-     -0-      -0-
------- ---------------------------- ------- ------- -------- ------- ---------


        Shared Dispositive Power       -0-     -0-      -0-     -0-      -0-
------- ---------------------------- ------- ------- -------- ------- ---------


                                        GG      DJ      AM       GN
------- ---------------------------- ------- ------- -------- ------- ---------


(a) Beneficial Ownership               -0-     -0-      -0-     -0-
------- ---------------------------- ------- ------- -------- ------- ---------


(b) Percentage of Class                 0%      0%       0%      0%
------- ---------------------------- ------- ------- -------- ------- ---------


(c) Sole Voting Power                  -0-     -0-      -0-     -0-
------- ---------------------------- ------- ------- -------- ------- ---------


        Shared Voting Power            -0-     -0-      -0-     -0-
------- ---------------------------- ------- ------- -------- ------- ---------


        Sole Dispositive Power          -0-      -0-          -0-         -0-
------- ---------------------------- -------- ----------- ------------ --------


        Shared Dispositive Power        -0-      -0-          -0-         -0-
------- ---------------------------- -------- ----------- ------------ --------



Item 5.        Ownership of Five Percent or Less of a Class

               Exit Filing ---- See Attachment A.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Exit Filing ---- See Attachment A.

Item 7. Identification and Classification of the Subsidiary That Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

                                                             Page 13 of 16 Pages

Item 8.        Identification and Classification of Members of the Group

         No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

         Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                                             Page 14 of 16 Pages



                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    April 14, 2003



ALTA PARTNERS                            ALTA CALIFORNIA PARTNERS II, L.P.

                                         By: Alta California Management Partners
                                                 II, LLC, its General Partner


By:      /s/ Jean Deleage                By:     /s/ Garrett Gruener
   -----------------------------------      -----------------------------------
         Jean Deleage, President                 Garrett Gruener, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener             By:     /s/ Garrett Gruener
   -----------------------------------      -----------------------------------
         Garrett Gruener, Member                 Garrett Gruener, Member




         /s/ Jean Deleage                        /s/ Guy Nohra
   -----------------------------------      -----------------------------------
         Jean Deleage                            Guy Nohra


         /s/ Garrett Gruener                     /s/ Daniel Janney
   -----------------------------------      -----------------------------------
         Garrett Gruener                         Daniel Janney


         /s/ Alix Marduel
   -----------------------------------
         Alix Marduel

                                                             Page 15 of 16 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    April 14, 2003



ALTA PARTNERS                            ALTA CALIFORNIA PARTNERS II, L.P.

                                         By: Alta California Management Partners
                                                 II, LLC, its General Partner


By:      /s/ Jean Deleage                By:     /s/ Garrett Gruener
   -----------------------------------      -----------------------------------
         Jean Deleage, President                 Garrett Gruener, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener             By:     /s/ Garrett Gruener
   -----------------------------------      -----------------------------------
         Garrett Gruener, Member                 Garrett Gruener, Member





         /s/ Jean Deleage                        /s/ Guy Nohra
   -----------------------------------      -----------------------------------
         Jean Deleage                            Guy Nohra


         /s/ Garrett Gruener                     /s/ Daniel Janney
   -----------------------------------      -----------------------------------
         Garrett Gruener                         Daniel Janney


         /s/ Alix Marduel
   -----------------------------------
         Alix Marduel

                                                             Page 16 of 16 Pages

                                  Attachment A

     Exit Filing ----- Alta Partners is no longer a five percent shareholder

Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC.

The 4,650,085 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and 54,433 shares Common Stock beneficially owned by Alta Embarcadero Partners II, LLC were purchased by Kinko's Washington, Inc. as part of the Agreement and Plan Merger dated as of March 13, 2002 among Xavier, Rainer Acquisition Corp. and Rainier. The purchase of the stock was completed on April 9, 2003. The warrants for 607,707 shares of Common Stock held by Alta California Partners II, L.P. and the warrants for 7,678 shares of Common Stock held by Alta Embarcadero Partners II, LLC were cancelled upon the merger. The respective general partner of Alta California Partners II L.P. and members of Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As managing directors and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener, a director of the Company, is also is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over any shares beneficially owned by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of all such shares sold by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He does not directly own any securities in ImageX.com, Inc. The Stock Options held by Mr. Gruener were cancelled upon the merger.

Mr. Jean Deleage is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over any shares beneficially owned by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Deleage disclaims beneficial ownership of all such shares sold by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus he shares voting and dispositive powers over any shares beneficially owned by Alta California Partners II, L.P. Mr. Janney disclaims beneficial ownership of all such shares sold by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus she shares voting and dispositive powers over any shares beneficially owned by Alta California Partners II, L.P. Dr. Marduel disclaims beneficial ownership of all such shares sold by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over any shares beneficially owned by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Nohra disclaims beneficial ownership of all such shares sold by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.